Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CREDO RELEASES THE TEXT OF THE REPORT TO SHAREHOLDERS

CONTAINED IN ITS 2010 ANNUAL REPORT

DENVER, COLORADO, February 22, 2011 — CREDO Petroleum Corporation (NASDAQ:  CRED) today released the text of the Report to Shareholders that is included in the company’s Annual Report for fiscal 2010.  The Annual Report will soon be mailed to shareholders and will also be available on-line through Credo’s website (www.credopetroleum.com).

The Report to Shareholders contains important information about the company, including certain estimates.  This information may be deemed to include “forward-looking statements” as described in the last paragraph of this press release.  Accordingly, readers are encouraged to carefully review the “forward-looking statements” section of this press release.

Report from Marlis E. Smith, Jr., President & CEO

Dear Shareholders:

The theme of last year’s annual report was “Building Momentum in Oil Plays”.  This year’s theme, “Growth Through Oil-Focused Drilling”, defines Credo today—as we embark on the most aggressive drilling schedule in company history in order to exploit oil’s significant price advantage over natural gas.  We have built good momentum in several outstanding oil plays, and Credo is now well-positioned to achieve substantial organic growth by significantly ramping-up our oil drilling operations.

Credo had a good year despite encountering some strong headwinds in 2010, such as a 27% drop in realized natural gas prices and production delays due to shortages of fracture stimulation equipment for horizontal wells.  Highlights included a 15% revenue increase, with oil accounting for 59% of our total production revenue.  Net income increased 277% to $2,203,000, compared to adjusted net income of $584,000 in 2009.  We ended the year in very strong financial condition with significant operating cash flow and a rock-solid balance sheet, including ample cash and no debt.  That enables us to enter 2011 with a significantly expanded drilling program and to seize opportunities that will propel future growth.

Business Strategy.  Credo’s business has undergone very significant changes over the last few years to implement your Board’s decision to move away from natural gas and focus on building oil production and reserves.  Our Board identified the opportunity and made that decision in 2008, well ahead of industry competition.  That strategy proved both timely and correct, as oil is currently worth three times more than natural gas on an energy equivalent basis.  In order to deliver outstanding results to our shareholders, we must own high quality assets that deliver profitability.  We can exploit the significant value gap between oil and natural gas to dramatically benefit our bottom line by adding high-margin oil reserves in diversified plays through organic growth, and by making opportunistic acquisitions.

Utilizing new technology is a key part of our business strategy to find and produce oil.  We are employing advanced 3-D seismic technology to help locate previously hidden but very economically attractive shallow oil deposits in Kansas and Nebraska.  We are also utilizing the latest advances in precision horizontal drilling and multi-stage, high pressure fracture stimulation technology to develop oil reserves in deeper plays, both conventional and non-conventional, such as the North Dakota Bakken and the Texas Panhandle Tonkawa.

Drilling and Exploration.  Credo has assembled approximately 8,000 gross (6,000 net) acres in the core of the nation’s premier oil resource play, the North Dakota Bakken.  Our acreage is located primarily on the Fort Berthold Reservation and consists of approximately 50 initial well spacing units.  We expect that more than one well will be drilled on many of the spacing units.  The acreage is highly prospective for both the Bakken and Sanish/Three Forks formations.

Recently, the company completed its third consecutive high-rate Bakken discovery and, to date has drilled five wells in the play, three of which are producing and two that are awaiting completion for production.  One of our Bakken discoveries was drilled following an opportune acreage acquisition outside the Reservation.  The reported rate of 2,278 barrels per day of oil equivalent is confirmed to be the highest initial test rate of any Credo well.  We expect to participate in eleven Bakken wells in 2011, with varying working interests.  Reserve estimates for the play have been increasing steadily as technology and know-how improves.  The North Dakota Department of Mineral Resources recently indicated that the Bakken and Sanish/Three Forks plays could reasonably contain 11 billion barrels of recoverable oil.

In Kansas, Credo has achieved excellent drilling results on the Central Kansas Uplift.  As of October 31, 2010, the company has participated in 69 wells on the Uplift, of which over 40% have been successfully completed as producers.  Utilizing advanced 3-D seismic technology, Credo has developed a successful and repeatable exploration model.  Accordingly, we are significantly ramping-up our drilling activity in Kansas, where we are currently drilling two to three wells per month with working interests ranging from 12.5% to 95%.

We are also developing new oil projects in southwest Nebraska, an extension of the Central Kansas Uplift.  This is fertile ground for the company to expand our successful exploration model for shallow oil at moderate costs.  In Kansas and Nebraska, Credo owns interests in approximately 147,000 gross (85,000 net) acres.

A new horizontal oil play, the Tonkawa, is unfolding for Credo in the Texas Panhandle, where we own an average 33% in about 3,000 gross acres.  The company is currently drilling its second horizontal Tonkawa well, which will have an approximate 5,000-foot lateral.  Our Texas Panhandle acreage is in a multi-pay environment, where Credo already operates twelve vertical wells.  In addition to the Tonkawa, the horizontal Cleveland oil play is also highly prospective.

Calliope.  All of us at Credo remain firm believers in our Calliope Gas Recovery System.  An installation is now in process in Oklahoma and additional wells are being targeted for this proven technology.  In addition, we are beginning to see Calliope interest from new players with fresh ideas as rapidly growing international companies seek innovative solutions to capture energy reserves.  Monetizing Calliope’s value remains a top company priority.

The Future.  Credo has the operating cash flow, balance sheet, and drilling projects to thrive.  Our transition into oil plays has been perfectly timed, and a supportive Board of Directors has embraced an aggressive oil drilling schedule that realistically provides the capacity to deliver significant organic growth in the near term.  Our talented technical team is embracing the latest advances in exploration, drilling, and completion technologies to facilitate long-term, profitable growth.  Our balanced portfolio of oil and gas assets and commitment to financial discipline will provide the flexibility to respond to new opportunities.

In closing, thank you for your continued loyalty and support.  We are always mindful of our duty to uphold the trust you have placed in us through your ownership of Credo shares.

/s/ Marlis E. Smith, Jr.
Marlis E. Smith, Jr.
Chief Executive Officer
February 15, 2011

About Credo Petroleum

Credo Petroleum Corporation is an oil and gas independent exploration, development and production company based in Denver, Colorado.  The company has significant operations in North Dakota’s Bakken play, the Texas Panhandle, Oklahoma, Kansas and Nebraska.  Credo utilizes advanced technologies, including 3-D seismic, horizontal drilling and multi-stage, high pressure fracturing, to systematically explore for oil and gas.  In addition, the company’s patented Calliope Gas Recovery System is used to revitalize old gas wells and recover stranded reserves from depleted gas reservoirs.

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Contact:                        Marlis E. Smith, Jr.

Chief Executive Officer

or

Alford B. Neely

Chief Financial Officer

303-297-2200

Website:                     www.credopetroleum.com

This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  All statements included in this press release, other than statements of historical facts, address matters that the company reasonably expects, believes or anticipates will or may occur in the future.  Such statements are subject to various assumptions, risks and uncertainties, many of which are beyond the control of the company.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those described in the forward-looking statements.  Investors are encouraged to read the “Forward-Looking Statements” and “Risk Factors” sections included in the company’s Annual Report on Form 10-K for more information.  Although the company may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.